Exhibit 99.1

Health Insurance Innovations, Inc. Reports Third Quarter 2013 Financial and Operating Results

– Company to Host Conference Call and Webcast at 10:00 a.m. EST, Tuesday, November 12 –

TAMPA, Fla., Nov. 11, 2013 — Health Insurance Innovations, Inc. (NASDAQ:HIIQ) (“HII” or “Company”), a leading developer, administrator and private exchange for affordable, cloud-based individual health insurance plans and ancillary products, today reported financial and operating results for the third quarter and nine months ended September 30, 2013. The Company will host a conference call and webcast at 10:00 a.m. EST, Tuesday, November 12.

Company highlights for the third quarter of 2013 include the following:

•	Record quarterly revenue of $14.7 million, representing 26.7% growth from the third quarter of 2012

•	Record quarterly premium equivalents of $26.0 million, representing 24.9% growth from the third quarter of 2012

•	Adjusted EBITDA of $1.8 million (see the Reconciliation of Net Loss to Adjusted EBITDA contained within this release), compared to $1.2 million of Adjusted EBITDA in the same period in 2012

•	Net income of $0.5 million for the quarter, compared to net income of $0.9 million for the third quarter of 2012

•	Record policies in force as of September 30, 2013, totaled 67,597, a 26.8% increase from 53,297 at September 30, 2012

•	Non-GAAP Gross Margin as a percentage of Premium Equivalents of 25.1% for the quarter, compared to 17.9% for the third quarter of 2012

•	New product offerings including the Principle Advantage Limited Medical plan; Foundation Vision, a comprehensive insured vision program; a discount dental program designed in conjunction with Cigna Dental; and the HealtheMed short term medical plan, which is available in 45 states

•	Acquisition of a significant distributor — HII acquired Secured Health and Life companies (“Secured”), a group that includes a call center and manager of down-line call centers, which is a significant distributor of HII insurance products. Secured is also a leading provider and manager of insurance sales leads that uses its proprietary techniques to lower lead cost per policy sale, and includes a call center-focused sales automation software developer

Recent Company highlights post third quarter of 2013 include the following:

•	Recruitment of senior management talent — HII enhanced its industry and corporate capabilities recently by hiring or promoting the following senior officers:

•	Mia Erichson, who will focus on branding and internet marketing as Chief Marketing Officer;

•	Michael Petrizzo, an attorney with significant experience in health insurance business development, as Executive Vice President and General Counsel;

•	James Dietz, an experienced public company CFO, that has successfully directed all aspects of financial management (including investor relations and capital market transactions) in large, high-growth companies, as Executive Vice President and Chief Financial Officer; and

•	A top insurance industry sales executive to head HII’s new brokerage-focused sales initiatives.

Q3 2013 Operational Highlights

Policies in force have expanded by 26.8% in the third quarter of 2013 to 67,597 compared to 53,297 in the third quarter of 2012. The growth in policy count was driven both by continuous improvement and expansion of HII products, based upon an acute understanding of customer needs, and by the growth of the Company’s distribution network. During the third quarter of 2013, HII added four call centers and 680 licensed insurance brokers to its distribution network. HII now has 83 call centers and 9,778 licensed insurance brokers in its distribution network.

“We plan to expand the capabilities that Secured brings to HII, especially its innovative call center management technology and the ability to analyze and manage the purchase and use of sales leads across our sales platform,” said Michael Kosloske, Chairman, President and Chief Executive Officer of HII. “In doing so, we expect to not only make our captive distribution more productive, but also to enhance relationships with independent licensed call centers and agents that sell our products.”

The four product launches accomplished this quarter are designed to fill specific customer needs and were designed in collaboration with best-in-class insurance carriers. The Company is keenly aware of the range of health insurance and ancillary product needs among its customers and, as was shown in the third quarter, pivots quickly to provide new and innovative alternatives to its enrollees as Obamacare takes effect. In addition, we provide real-time guidance by thousands of experienced and licensed health insurance agents to help consumers choose the best health plans and benefits, whether through a public exchange (i.e., “Obamacare” plans) or the private exchange plans that HII offers.

At the beginning of the fourth quarter of 2013, HII welcomed Mia Erichson, a marketing executive with deep experience in company and product branding, Internet marketing and related areas to the Company as its Chief Marketing Officer. Together with Ms. Erichson and a newly hired top insurance broker sales manager, the Company is planning a number of initiatives designed to increase customer awareness of the HII insurance brand and to make the sale of Company products more efficient.

Mr. Kosloske continued, “we believe as Obamacare rolls out, HII’s products, senior management, and industry-leading technology will position us for a significant increase in sales trajectory as 2014 matures. The addition of these capabilities, products and team members will play a vital role in the ongoing expansion of HII. The Company now boasts a fully integrated business model and cloud-based delivery platform and private exchange combined with leading product and functional expertise, all focused on exceeding the expectations of our distributors and customers.”

Q3 2013 Financial Highlights

Revenue increased 26.7% to $14.7 million during the third quarter of 2013, compared to $11.6 million in the same period in 2012, and increased 35.6% to $40.8 million for the nine months ended September 30, 2013, compared to $30.1 million in the same period in 2012. Premium equivalents increased 24.9% to $26.0 million in the third quarter of 2013, compared to $20.8 million in the same period in 2012. For the first nine months of 2013, premium equivalents increased 32.5% to $72.3 million, compared to $54.5 million in the same period in 2012. A reconciliation of premium equivalents to revenues for the three and nine months ended September 30, 2013, and 2012, is included in the financial supplement included in this press release. By policy type, the make-up of revenues was as follows: 61.4% short-term medical,

20.4% hospital indemnity, and 18.2% ancillary products for the three month period; and 58.8% short-term medical, 22.5% hospital indemnity, and 18.7% ancillary products for the nine month period ended September 30, 2013.

During the third quarter of 2013, the Company incurred a loss of $309,000 on a pre-tax basis in comparison to pre-tax income of $894,000 in the third quarter of 2012. The primary driver for this difference was $1.6 million of non-cash stock-based compensation expense. During the first nine months of 2013, the Company reported a pre-tax loss of $7.4 million in comparison to pre-tax income of $2.6 million for the same period in 2012. The primary drivers of this loss were the $5.5 million expense recorded in the first quarter related to termination of certain contract rights with TSG Agency, LLC and $4.3 million of non-cash stock-based compensation expense recorded during the nine month period.

EBITDA (earnings before interest, taxes, depreciation and amortization) was $0.1 million for the three months ended September 30, 2013, compared to $1.2 million of EBITDA in the same period in 2012. A reconciliation of net (loss) income to EBITDA for the three and nine months ended September 30, 2013 and 2012 is included within this press release.

Adjusted EBITDA is calculated starting with EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, contract termination costs, and other non-cash items such as stock-based compensation. Adjusted EBITDA was $1.8 million for the three months ended September 30, 2013, compared to $1.2 million of Adjusted EBITDA in the same period in 2012. A reconciliation of net (loss) income to Adjusted EBITDA for the three and nine months ended September 30, 2013 and 2012 is included within this press release.

Non-GAAP Gross Margin, which is calculated starting with revenue and then adjusted for third party commissions, and credit card and ACH fees, increased to $6.5 million or 25.1% of Premium Equivalents for the three months ended September 30, 2013, compared to $3.7 million of non-GAAP Gross Margin and 17.9% of Premium Equivalents in the same period in 2012. A reconciliation of Premium Equivalents to revenue and non-GAAP Gross Margin for the three and nine months ended September 30, 2013 and 2012 is included within this press release.

Cash used in operations during the nine months ended September 30, 2013 was $3.4 million, compared to cash provided by operations of $4.6 million in the nine months ended September 30, 2012. The net cash outflow in the nine months ended 2013 was primarily due to the $5.5 million paid to terminate certain contract rights with TSG Agency, LLC during the first quarter and the continued expansion of our advanced commission program.

Planned Registration Statement

In order to administer its existing contractual obligations, HII expects to file a registration statement with the SEC relating to shares of Class A common stock that could be issued in the future in exchange for shares of Class B common stock (and an equivalent number of Series B membership interests in its subsidiary, Health Plan Intermediaries Holdings, LLC (“HPIH”)) held by a group controlled by Michael Kosloske, the Company’s Chief Executive Officer. Any sales of Class A common stock by Mr. Kosloske’s group would be subject to Company policies and applicable law. This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Company’s securities.

In connection with any exchange, the delivered Series B membership interests and Class B common stock would cease to be outstanding, and HPIH would issue to HII Series A membership interests on a one-for-one basis. As Series B membership interests are exchanged for Series A membership interests, HII’s interest in HPIH would increase, and Class A common shareholders’ interests in the Company’s economics would not be diluted. In connection with future exchanges, a liability will be recognized under the Company’s tax receivable agreement. Under this agreement, the Company has agreed to pay 85% of actual tax savings to that arise from the exchanges to Mr. Kosloske’s group when savings are realized. The interests in HPIH held by HII and the group controlled by Mr. Kosloske and the tax receivable agreement are described in detail in HII’s filings with the SEC.

Conference Call and Webcast

The Company will host a conference call and webcast to discuss its results at 10:00 a.m. EST, Tuesday, November 12. The conference call may be accessed by dialing (877) 312-8797 for domestic callers and (678) 825-8236 for international callers. The conference passcode is 94599120. The conference call will also be webcast live under the investor relations section of HII’s website at www.hiiquote.com. The webcast will be archived there for 30 days following the call. Please visit HII’s website 15 minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Health Insurance Innovations, Inc.

Headquartered in Tampa, Florida, Health Insurance Innovations, Inc. creates customizable and affordable, high-quality health insurance products and supplemental services through partnerships with best-in-class carriers. We are an industry leader in the sale of 12-month short-term medical insurance plans, which provide an economical alternative to Individual Major Medical plans. HII pioneered and engineered its next-generation, cloud-based technology platform to provide licensed agents, brokers, and call centers with real-time health insurance solutions, allowing them to tailor plans to fit consumers’ budgets and needs.

Additional information about HII can be found at www.hiiquote.com. The reference to our website is not intended to incorporate our website into this press release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on the Company’s current assumptions, expectations and belief are generally identifiable by use of words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, the amount of commissions paid to us or changes in health insurance plan pricing practices, competition, changes and developments in the United States health insurance system and laws, and HII’s ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are discussed in HII’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent Quarterly Reports on Form 10-Q, all as filed with the Securities and Exchange Commission as well as other documents that may be filed by HII from time to time with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

HEALTH INSURANCE INNOVATIONS, INC

(Prior to February 13, 2013 Health Plan Intermediaries, LLC and Subsidiaries)

Consolidated Balance Sheets

($ in 000’s, except share amounts)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,444	$750
Cash held on behalf of others	4,072	3,839
Short-term investments	21,414	—
Accounts receivable	974	861
Advanced commissions	1,397	297
Prepaid expenses and other current assets	429	217

Total current assets	47,730	5,964
Property and equipment, net of accumulated depreciation	383	213
Capitalized offering costs	—	1,819
Goodwill	18,014	5,906
Intangible assets, net of accumulated amortization	5,656	3,959
Other assets	30	100

Total assets	$71,813	$17,961

Liabilities and stockholders’/member’s equity
Current liabilities:
Accounts payable and accrued expenses	$1,537	$2,062
Carriers and vendors payable	2,877	2,790
Commissions payable	1,166	1,533
Current portion of long-term debt	—	813
Current portion of noncompete obligation	161	155
Deferred revenue	863	268
Contingent acquisition consideration	2,062	—
Income taxes payable	74	—
Due to member of Health Plan Intermediaries, LLC	—	773
Other current liabilities	13	77

Total current liabilities	8,753	8,471
Long-term debt, less current portion	—	2,481
Contingent acquisition consideration	2,874	—
Noncompete obligation	504	626
Due to related parties pursuant to tax receivable agreement	374	—
Other liabilities	60	45

Total liabilities	12,565	11,623
Commitments and contingencies
Stockholders’/member’s equity:
Class A common stock (par value $0.001 per share, 100,000,000 shares authorized; 5,309,594 shares issued and 5,277,117 outstanding)	5	—
Class B common stock (par value $0.001 per share, 20,000,000 shares authorized; 8,566,667 shares issued and outstanding)	9	—
Preferred stock (par value $0.001 per share, 5,000,000 shares authorized; 0 shares issued and outstanding)	—	—
Additional paid-in capital	26,837	—
Treasury stock, at cost (32,477 shares)	(377)
Accumulated deficit	(3,684)	—
Member’s equity of Health Plan Intermediaries, LLC	—	6,335
Noncontrolling interests	36,458	3

Total stockholders’/member’s equity	59,248	6,338

Total liabilities and stockholders’/member’s equity	$71,813	$17,961

HEALTH INSURANCE INNOVATIONS, INC.

(Prior to February 13, 2013 Health Plan Intermediaries, LLC and Subsidiaries)

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in 000’s, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)
Revenues (premium equivalents of $25,977 and $20,792 for the three months ended September 30, 2013 and 2012, respectively and $72,256 and $54,549 for the nine months ended September 30, 2013 and 2012, respectively)	$14,749	$11,644	$40,818	$30,102
Third-party commissions	7,928	7,643	24,438	20,093
Credit cards and ACH fees	313	270	861	693
Contract termination expense	—	—	5,500	—
Selling general and administrative expenses	6,348	2,552	16,010	5,786
Depreciation and amortization	423	229	913	771

Total operating costs and expenses	15,012	10,694	47,722	27,343

(Loss) income from operations	(263)	950	(6,904)	2,759
Other expense (income):
Interest (income) expense	(7)	67	14	194
Other expense (income)	53	(11)	437	(21)

Net (loss) income before income taxes	(309)	894	(7,355)	2,586
(Benefit) provision for income taxes	(823)	—	472	—

Net income (loss)	514	894	(7,827)	2,586
Net income (loss) attributable to noncontrolling interests	106	(43)	(4,143)	(63)

Net income (loss) attributable to Health Insurance Innovations, Inc. and Health Plan Intermediaries, LLC	$408	$937	$(3,684)	$2,649

Per share data
Net income (loss) per share attributable to Health Insurance Innovations, Inc.
Basic	$0.09		$(0.77)

Diluted	$0.08		$(0.77)

Weighted average Class A shares outstanding
Basic	4,795,736		4,768,294
Diluted	4,861,336		4,768,294

Reconciliation of Net (Loss) Income to EBITDA

For the Three and Nine Months Ended September 30, 2013 and 2012

(in thousands)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Net (loss) income	$514	$894	$(7,827)	$2,586
Interest (income) expense	(7)	67	14	194
Provision for income taxes	(823)	—	472	—
Depreciation and amortization	423	229	913	771

EBITDA (1)	107	1,190	(6,428)	3,551

Non-cash stock based compensation	1,575	—	4,276	—
Contract termination expense	—	—	5,500	—
Acquisition costs	107	—	301	—

Adjusted EBITDA (2)	$1,789	$1,190	$3,649	$3,551

(1)	“EBITDA” is defined as net income before interest expense, income tax expense and depreciation and amortization. EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.
(2)	To calculate Adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, contract termination costs, and other non-cash items such as stock-based compensation. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Reconciliation of Premium Equivalents to Revenues

For the Three and Nine Months Ended September 30, 2013 and 2012

(in thousands)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Premium equivalents (1)	$25,977	$20,792	$72,256	$54,549
Less risk premium	(10,576)	(8,685)	(29,686)	(23,296)
Less amounts earned by third party obligors	(652)	(463)	(1,752)	(1,151)

Revenues	14,749	11,644	40,818	30,102

Less Third-party commissions	7,928	7,643	24,438	20,093
Less credit cards and ACH fees	313	270	861	693

Non GAAP gross margin (2)	$6,508	$3,731	$15,519	$9,316

(1)	“Premium equivalents” is defined as the combination of premiums, fees for discount benefit plans, fees for distributors and our enrollment fees. Premium equivalents does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with U.S. GAAP. We have included premium equivalents in this press release because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. In particular, the inclusion of premium equivalents can provide a useful measure for period-to-period comparisons of our business. Premium equivalents has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.
(2)	“Non GAAP gross margin” is defined as revenue less third party commissions and credit card and ACH fees. Non GAAP gross margin does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with U.S. GAAP. We have included non GAAP gross margin in this press release because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. In particular, the inclusion of non GAAP gross margin can provide a useful measure for period-to-period comparisons of our business. Non GAAP gross margin has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Non GAAP gross margin may not accurately or fully reflect our costs of generating revenues in the periods presented.

CONTACT: Health Insurance Innovations, Inc.:

James P. Dietz

Chief Financial Officer

(877) 376 5831 ext.292

jdietz@hiiquote.com

Investor Contact:

Susan Noonan

S.A. Noonan Communications, LLC

(212) 966 3650

susan@sanoonan.com

Media Contact:

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

andreas.marathis@russopartnersllc.com